Exhibit 4.02
      FIRST SUPPLEMENTAL INDENTURE, dated as of February 20, 2001 (the "First Supplemental Indenture"), to the Indenture, dated as of August 27, 1997 (the "Indenture") between ADELPHIA BUSINESS SOLUTIONS, INC. (formerly known as Hyperion Telecommunications, Inc.), a Delaware corporation (the "Company"), and THE BANK OF NEW YORK (successor trustee by acquisition to Harris Trust Company of New York, formerly known as Bank of Montreal Trust Company), a trust company organized under the laws of the State of New York (the "Trustee").

      WHEREAS, the Company has duly authorized the execution and delivery of the Indenture to provide for the issuance of 12 1/4% Senior Secured Notes due 2004, Series A and Series B (the "Notes"); and

      WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this First Supplemental Indenture in order to cure an ambiguity and make a change that does not adversely affect the legal rights under the Indenture of any Holder of the Notes;

      WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee to cure an ambiguity in the Indenture or to make a change that does not adversely affect the legal rights under the Indenture of any Holder of the Notes without the consent of any holder of any Note provided certain conditions are met; and

      WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

      WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture, have been done;

      NOW THEREFORE, in consideration of the premises and the mutual covenants herein, the Company agrees with the Trustee that the Indenture is supplemented and amended, solely to the extent and for the purposes expressed herein, as follows:

      Section 1. Definitions. Any capitalized term used herein and not otherwise defined herein shall have the meaning given in the Indenture.

      Section 2. Amendment to Section 4.07. Clause (y)(2)(C) of the first paragraph of Section 4.07, Restricted Payments, is amended by inserting after the word "convertible" the phrase "or converted" and by inserting the phrase "or exchanged for" following each use of the word "into" in clause (y)(2)(C) resulting in clause (y)(2)(C) reading in its entirety as follows:

      "(C) from the issuance and sale of Indebtedness that is convertible or converted into or exchanged for Common Stock (other than Disqualified Stock), to the extent such Indebtedness is actually converted into or exchanged for such

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Common Stock (clauses (A), (B) and (C) collectively referred to as "Equity
Issuances"), other than any such net cash proceeds from Equity Issuances that were used as set forth in clause (c) and (d) below; and"

      The second paragraph of Section 4.07, Restricted Payments, which follows clause (z) of the first paragraph is amended by the addition of a new clause (e) which reads in its entirety as follows:

      "(e) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or of any Equity Interests of the Company (1) upon the conversion thereof into or the exchange thereof for Equity Issuances (other than Disqualified Stock) of the Company, or
(2) out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Issuances of the Company (other than Disqualified Stock), provided that in the case of subclause (2) the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (b) (2) and (c) above and clause (y) of the preceding paragraph."


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      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed, and attested, all as of the date and first year above written.

ATTEST:                             ADELPHIA BUSINESS SOLUTIONS, INC.



/s/ John Glicksman                  By: /s/ James P. Rigas
Its  Assistant Secretary            Its Chief Executive Officer



ATTEST:                             THE BANK OF NEW YORK,
                                          successor trustee by acquisition to
                                          Harris Trust Company of New York,
                                          formerly known as Bank of Montreal
                                          Trust Company, as Trustee

_____________________________       By: /s/ Terence Rawlins
Assistant Secretary                         Assistant Vice President